Exhibit 99.1

INTERNATIONAL COAL GROUP REPORTS

SECOND QUARTER RESULTS

Scott Depot, West Virginia, July 27, 2006 – International Coal Group, Inc. (NYSE: ICO) today reported second quarter 2006 revenues of $223.3 million, a 45% year-over-year increase. Increased revenues primarily resulted from favorable pricing and increased sales tons due to shipments from the former Anker operations acquired on November 18, 2005. EBITDA of $20.3 million was in line with the Company’s previously published second quarter guidance, but below the $26.9 million reported for the second quarter of 2005.

As detailed in the Company’s June 6 press release, second quarter performance was adversely affected by several unusual events and operating difficulties, including a fire at the Company’s ICG Illinois mine complex, closure of the Company’s Stony River deep mine, the bankruptcy of a key coal supplier for ICG’s Vindex operation, an extended construction outage at the Sentinel Mine, and lingering effects of the Sago mine accident in January 2006.

The Company reported a net loss of $0.6 million, or essentially break-even on a fully diluted share basis, versus net income of $9.1 million, or $0.09 per share, for the comparable period in 2005. Net income included a one-time write-off of $1.4 million in deferred financing costs as a result of the renegotiation and expansion of the Company’s credit facility.

“We are pleased that despite the unusual operating challenges in the first half of 2006 we achieved our guidance said Ben Hatfield, president and chief executive officer. “We believe these issues are largely behind us and we are now focusing our efforts on improving results of operations over the balance of the year.”

Six-Month Results

Revenues for the first six months of 2006 totaled $435.5 million, compared to $307.3 million for the comparable period in 2005. The Company reported EBITDA of $30.9 million in the first half of 2006, compared to $56.1 million in the same period a year ago. Net income for the first half was a loss of $6.8 million, or $(0.04) per fully diluted share, versus net income of $19.9 million, or $0.19 per fully diluted share, for the comparable six months in 2005.

Capital Resources, Reserves, Sales and Sales Commitments

At June 30, 2006, cash totaled $65.8 million and ICG had an additional $265.1 million of unused borrowing capacity. Total debt was $197.7 million, versus net worth of $661.4 million. Capital expenditures totaled $55.5 million during the second quarter of 2006, compared to $24.7 million in 2005.

ICG now controls approximately 1.1 billion tons of coal reserves located principally in Kentucky, West Virginia, Maryland, Illinois and Virginia. The Company also controls approximately 560 million tons of non-reserve coal deposits, which may become classified as reserves in the future as additional drilling and geotechnical work is completed.

ICG sold 4.9 million tons of coal during the second quarter of 2006, a 40% year-over-year increase. Production of 4.1 million tons increased 33% from last year’s second quarter. Coal sales revenue increased 46% to $212.2 million for the three months ended June 30, 2006, compared to the same period in 2005, due to a $1.70 per ton increase in the average sales price and an increase in tons sold.

Price realization remained strong in the second quarter. ICG’s overall average price per ton of coal rose to $43.60 during the second quarter of 2006, representing a 4% gain compared to the same period in 2005.

	Second Quarter Highlights In Millions
	2nd Qtr 2006	2nd Qtr 2005	1st Qtr 2006
Tons sold	4.9	3.5	4.7
Coal Revenue	$212.2	$145.6	$203.3
Coal Revenue per ton	$43.60	$41.90	$43.27
Cash cost per ton sold	$40.09	$34.52	$41.18
EBITDA	$20.3	$26.9	$10.6

*See	note b to attached financial data

As of June 30, 2006, consistent with the Company’s market strategy, ICG had committed sales for approximately 93% of its planned shipments for 2006. For 2007, committed sales currently stand at approximately 55% to 60% of planned shipments.

Other Business Developments

ICG’s reserve holdings were significantly expanded during second quarter through acquisition of two coal properties. As previously reported, in April 2006, the Company’s Wolf Run subsidiary leased over 14 million tons of Clarion seam reserves that the Company expects to begin mining from its Sentinel Mine complex in the fourth quarter of this year. In early June, 2006, Wolf Run acquired leased properties near its Vindex complex that contain approximately 28 million tons of metallurgical and steam quality coal reserves.

During June 2006, ICG completed the critical process of establishing debt financing to fund future growth. The financing included an offering of $175 million senior notes due 2014, which was closed on June 23, 2006. Simultaneous with the senior notes offering, ICG completed the renegotiation and expansion of its revolving credit facility to $325 million.

On July 10, 2006, ICG relocated its offices to its newly constructed corporate headquarters building in the community of Scott Depot, near Charleston, West Virginia. The facility is owned by ICG and contains over 50,000 square feet of space to serve as the offices for more than 90 ICG employees.

The coalbed methane (CBM) recovery project owned jointly by the Company’s subsidiary, CoalQuest Development LLC, and CDX Gas began producing CBM gas on July 14, 2006 from the Hillman property. Gas is flowing from the first of four now-completed wells while drilling continues for 13 additional wells.

On July 19, 2006, J. Davitt McAteer, special advisor to West Virginia Governor Joe Manchin III, issued his preliminary report related to the Sago Mine accident that occurred on January 2, 2006. The McAteer report’s conclusions as to the cause and nature of the explosion are generally consistent with the Company’s initial findings issued on March 15, 2006, which identified lightning as the probable source of the ignition. As noted in the report, the investigation is ongoing and additional tests and analyses are being conducted. The Company will continue to cooperate with those efforts in a diligent search for answers that will help make coal mines safer in the future.

2006 Outlook

For the full year, the Company is reaffirming the following guidance provided in its June 6 news release:

•	Coal production from ICG operations in 2006 is forecast at 18 million tons, with projected sales of 22 million tons.

•	Total revenues for 2006 are forecast at $980 million to $1.05 billion.

•	2006 EBITDA is expected to be $130 million to $150 million.

•	Earnings for the full year are expected to be between $23 million and $33 million or $0.15 to $0.21 per fully diluted share.

“We are encouraged by the improvement in operating performance we’ve seen over the course of the second quarter,” said Hatfield. “Looking to the second half of 2006 and beyond, there are several positive operating developments that should help us continue that improvement trend. At our Flint Ridge complex, the Number Two Mine started producing coal in mid-June and has demonstrated a very consistent ramp-up in output. At the new Raven complex in Knott County, Kentucky, the preparation plant construction is on schedule for a late-August start-up and initial mine productivity is favorable to forecast. At our ICG Beckley complex, the slope and shaft development is also on pace for the targeted production start-up in early 2007. We believe that these events, along with the anticipated strengthening in coal prices with warm summer weather, should bode well for International Coal Group’s future.”

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The Company has 11 active mining complexes, of which 10 are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers throughout the Eastern United States.

# # #

For more information, contact: Ira Gamm, vice president – investor and public relations, at (304) 760-2619.

Forward-Looking Statements

This press release contains certain statements that are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those implied in the forward-looking statements. The following factors are among those that may cause actual results to differ materially from the forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; ICG’s production capabilities; the ongoing integration of Anker and CoalQuest into ICG’s business; the consummation of financing, acquisition or disposition transactions and the effect thereof on ICG’s business; ICG’s plans and objectives for future operations and expansion or consolidation; ICG’s relationships with, and other conditions affecting, ICG’s customers; the availability and costs of key supplies or commodities such as diesel fuel, steel, explosives or tires; prices of fuels which compete with or impact coal usage, such as oil or natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; risks in coal mining; unexpected maintenance and equipment failure; environmental, safety and other laws and regulations, including those directly affecting ICG’s coal mining and production, and those affecting our customers’ coal usage; competition; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of ICG’s reserves; ICG’s assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in ICG’s properties which could result in unanticipated costs or inability to mine these properties; future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements; the impairment of the value of goodwill; the ongoing investigation into the Sago Mine explosion; ICG’s liquidity, results of operations and financial condition; the adequacy and sufficiency of ICG’s internal controls and legal and administrative proceedings, settlements, investigations and claims. Forward-looking statements made by ICG in this press release or elsewhere speak only as of the date on which the Company makes it. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect the Company or its anticipated results. ICG has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law.

INTERNATIONAL COAL GROIUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2006 AND 2005

(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue:
Coal revenue	$212,164	$145,566	$415,500	$289,763
Freight and handling	4,596	1,885	9,193	4,384
Other revenue	6,560	6,581	10,815	13,117

Total revenue	223,320	154,032	435,508	307,264

Costs and expenses:
Cost of operations	193,143	117,076	382,343	234,261
Freight and handling	4,596	1,885	9,193	4,384
Depreciation, depletion and amortization	16,596	9,785	33,692	18,307
Selling, general and administrative	7,971	9,006	17,964	13,941
(Gain) or loss on sale of assets	(158)	43	(929)	43

Total costs and expenses	222,148	137,795	442,263	270,936

Income (loss) from operations	1,172	16,237	(6,755)	36,328
Interest and other income (expense):
Interest expense, net	(4,328)	(3,534)	(6,383)	(6,610)
Other, net	2,520	883	3,926	1,451

Total interest and other expense, net	(1,808)	(2,651)	(2,457)	(5,159)

Net income (loss) before income taxes and minority interest	$(636)	$13,586	$(9,212)	$31,169
Income tax benefit (expense)	234	(4,494)	2,509	(11,220)
Minority interest	(199)	—	(87)	—

Net income (loss)	$(601)	$9,092	$(6,790)	$19,949

Other Data:
EBITDA (a)	$20,288	$26,905	$30,863	$56,086
Net income per share:
Basic and diluted	$(0.00)	$0.09	$(0.04)	$0.19
Weighted average shares - basic	151,992,579	106,725,504	151,936,375	106,669,880
Weighted average shares - diluted	151,992,579	106,763,030	151,936,375	106,684,475

a)	This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes and depreciation, depletion and amortization, and minority interests. EBITDA is not and should not be used as a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA when reporting their results. We also use EBITDA for the following purposes: Our executive compensation plan bases incentive compensation payments on our EBITDA performance measured against budgets and a peer group. Our credit facility uses EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and debt incurrence. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments, changes in, or cash requirements for, our working capital needs; the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. A reconciliation of EBITDA to GAAP net income appears at the end of this document.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2006 AND DECEMBER 31, 2005

(in thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$65,792	$9,187
Accounts receivable	76,826	64,841
Inventories, net	34,487	20,667
Deferred income taxes	6,953	4,923
Prepaid expenses and other	13,432	21,509

Total current assets	197,490	121,127

Property, plant and equipment, net	639,393	571,484
Debt issuance costs, net	13,009	6,523
Advanced royalties	11,679	9,344
Goodwill	343,970	340,736
Other non-current assets, net	6,665	6,949

Total assets	$1,212,206	$1,056,163

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$53,302	$52,230
Short-term debt	18,966	4,113
Current portion of long-term debt and capital leases	1,182	1,646
Current portion of reclamation and mine closure costs	4,697	4,697
Current portion of employee benefits	1,524	1,524
Accrued expenses and other	53,810	43,444

Total current liabilities	133,481	107,654

Long-term debt and capital leases	177,532	43,816
Reclamation and mine closure costs	80,747	79,655
Long-term employee benefits	36,730	33,297
Deferred income taxes	39,443	43,198
Below-market coal supply agreements	68,017	72,376
Other non-current liabilities	13,693	9,257

Total liabilities	549,643	389,253

Minority interest	1,126	1,038

Stockholders’ equity
Common stock	1,527	1,523
Additional paid-in capital	631,264	628,275
Retained earnings	28,646	36,074

Total stockholders’ equity	661,437	665,872

Total liabilities and stockholders’ equity	$1,212,206	$1,056,163

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED CASH FLOW STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005

(dollars in thousands)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income (loss)	$(6,790)	$19,949
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, depletion and amortization	33,692	18,307
Stock compensation	2,993	2,654
Minority interest	87	—
Write-off and amortization of finance costs included in interest expense	2,253	548
(Gain) loss on sale of assets	(929)	43
Deferred income taxes	(5,385)	2,888

Receivables, trade	(11,985)	(7,279)
Inventories	(14,858)	(7,943)
Prepaid expenses	8,077	1,250
Other non-current assets	(1,779)	(3,495)
Accounts payable	(62)	6,089
Accrued expenses	9,589	3,744
Accrued income tax	—	(2,232)
Reclamation and mine closure costs	1,692	(791)
Other liabilities	2,174	1,338

Net cash from operating activities	18,769	35,070

Cash flows from investing activities:
Net proceeds from the sale of assets	3,248	—
Additions to property, plant and equipment and mine development	(85,286)	(40,266)
Cash paid related to acquisitions, net	(2,892)	—
Net proceeds from sale-leaseback transaction	5,437	—
(Deposits) withdrawals of/from restricted cash	237	(2,034)

Net cash from investing activities	(79,256)	(42,300)

Cash flows from financing activities:
Repayments on short-term debt	(7,422)	(2,673)
Borrowings on long-term debt	70,000	—
Repayments on long-term debt	(111,747)	(1,252)
Proceeds from senior note offering	175,000	—
Deferred finance costs	(8,739)	(120)

Net cash from financing activities	117,092	(4,045)

Net change in cash and cash equivalents	56,605	(11,275)
Cash and cash equivalents, beginning of period	9,187	23,967

Cash and cash equivalents, end of period	$65,792	$12,692

INTERNATIONAL COAL GROUP, INC.

Reconciliation of Net Income (Loss) to EBITDA

for the Three and Six Months Ended June 30, 2006 and 2005 (unaudited)

(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net income (loss)	$(601)	$9,092	$(6,790)	$19,949
Depreciation, depletion & amortization	16,596	9,785	33,692	18,307
Interest expense, net	4,328	3,534	6,383	6,610
Income tax expense (benefit)	(234)	4,494	(2,509)	11,220
Minority interest	199	—	87	—

EBITDA	$20,288	$26,905	$30,863	$56,086

b)	“Cash cost per ton” is calculated as the sum of Total cost and expenses (excluding Costs of non-coal producing operations, Freight and handling, Depreciation, depletion and amortization and Other), divided by Total Tons Sold. Although Cash cost per ton is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating ICG because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Cash cost per ton is not calculated identically by all companies, ICG’s presentation may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Total costs and expenses to Cash cost per ton.

	2Q06	2Q05	1Q06
Total Cost and Expenses	222.1	137.8	220.1
Less: Costs of non-coal producing operations	(6.0)	(6.2)	(5.7)
Less: Freight and Handling	(4.6)	(1.9)	(4.6)
Less: DD&A	(16.6)	(9.8)	(17.1)
Less: Other	0.2	(0.0)	0.8

Net Cost	195.1	119.9	193.5

Tons Sold	4.9	3.5	4.7

Cost Per Ton Sold	$40.09	$34.52	$41.18